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                                                               Exhibit 21.1


                      Subsidiaries as of December 31, 1999
                      ------------------------------------


         Name                      Jurisdiction of Incorporation     Percent Ownership
         ----                      -----------------------------     -----------------
Golfweb                            California                            100%
Sports.com                         United Kingdom                        54.61%
Commissioner.com, Inc.             Delaware                              100%
International Golf Outlet, Inc.    Texas                                 100%
Golf Club Trader, Inc.             Texas                                 100%
Tennis Direct.com, Inc.            Delaware                              100%



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